Exhibit 10.7

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is dated as of January 16, 2025 and is between Jersey Mike’s HoldCo, LLC, a Delaware limited liability company (together with its successors, “HoldCo”), Jersey Mike’s Franchise Systems, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdco (together with its successor, the “Company”), Blackstone Management Partners L.L.C., a Delaware limited liability company (“Manager 1”), and Blackstone Private Investments Advisors L.L.C., a Delaware limited liability company (“Manager 2” and, together with Manager 1, the “Managers”), each affiliated with Blackstone Inc. (“Blackstone”).

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Portfolio Operations Support.

(a) Engagement to Provide Support. As of the date of the closing (the “Closing Date”) of the transactions contemplated by that certain Equity Purchase Agreement (the “Transactions”), dated as of November 8, 2024 (as amended, supplemented or modified in accordance with its terms, the “Transaction Agreement”), by and among Submarine Buyer LLC, a Delaware limited liability company (“Purchaser”), the Company (then known as Jersey Mike’s Franchise Systems, Inc.), Jersey Shore Construction LLC, Jersey Mike’s Inc. (the “Principal Seller”), and Peter Cancro, solely for the limited purposes set forth therein (together with the Principal Seller, the “Sellers”) and with retroactive effectiveness from the date of the Transaction Agreement, HoldCo and the Company, jointly and severally, hereby engage each Manager to arrange for Blackstone’s Portfolio Operations group to render to them and their respective subsidiaries Ops Support (as defined below). To that end, each Manager intends to make available to HoldCo, the Company and their respective subsidiaries the services customarily provided by Blackstone’s Portfolio Operations group to Blackstone’s private equity portfolio companies (the “Ops Support”), and each of HoldCo and the Company agrees to accept the amount and type of Ops Support as may be determined by the Portfolio Operations group, in its sole discretion, to be warranted and appropriate. Each Manager may, at any time, choose not to provide any such services. For the avoidance of doubt, no payments should be made to any Manager or their affiliates in connection with the Ops Support other than Out-of-Pocket Expenses (as defined below) in accordance with Section 3.

SECTION 2. Other Services.

(a) Equity Healthcare. Blackstone has also established an “Equity Healthcare” group, which leverages the scale of Blackstone’s combined portfolio companies so as to hold down benefit and claims costs and deliver better quality health care to U.S. employees and their families. At or promptly following the Closing Date, HoldCo and the Company will enter into an agreement with one or both of the Managers or their respective affiliated designee(s) pursuant to which HoldCo, the Company and their respective subsidiaries will receive the healthcare-related services customarily provided by Blackstone’s Equity Healthcare group to Blackstone’s private equity portfolio companies. In consideration of such services, during the term of such agreement HoldCo and the Company, jointly and severally, will pay to the applicable Manager(s) or its affiliated designee a “Per Employee Fee”, as described below.

Per Employee Fee. No later than the fifth business day of each month following the Closing Date, HoldCo and the Company will, jointly and severally, pay to the applicable Manager(s) or its affiliated designee, as the Per Employee Fee in respect of that immediately preceding month, an aggregate amount equal to the Per Employee Fee times the highest number of employees of HoldCo, the Company and their respective subsidiaries that receive medical benefits from HoldCo, the Company or any of their respective subsidiaries during such immediately preceding month. The Per Employee Fee is the current fee generally charged in this regard with respect to Blackstone’s portfolio companies generally.

(b) Group Purchasing. Blackstone facilitates a group purchasing program, which harnesses the purchasing power of a large number of Blackstone’s private equity portfolio companies. Each Manager agrees to make available to HoldCo, the Company and their respective subsidiaries the opportunity to participate in such group purchasing program. Any such participation would be on terms mutually agreed by HoldCo and such Manager. Neither the Managers nor any of their respective affiliates will at any time receive any payment or other compensation from the Company or HoldCo with respect to such group purchasing program (including any rebate, incentive payment or commission, whether received in cash or in kind); provided, if the Company or HoldCo receives any rebate from a Manager or any of its affiliates with respect to such group purchasing program, such Manager or any of its affiliates may separately collect an access fee from the Company or HoldCo.

(c) Energy Efficiency. Further, Blackstone, through one or more of its funds, has a majority investment in RE Tech Advisors (“RE Tech”), an energy audit / consulting firm that identifies and implements energy efficiency, emissions reductions, and ESG programs, calculates return on investment and tracks performance post-completion. During the consideration of the Transactions and, as of the Closing Date, Blackstone has engaged with RE Tech, for the benefit of HoldCo and the Company, to help evaluate opportunities for improving the energy efficiency and supporting emissions reduction efforts of HoldCo and the Company. HoldCo and the Company, jointly and severally, agree to reimburse the Managers for reasonable and documented out-of-pocket expenses incurred in connection with such evaluation and tracking pursuant to Section 3 hereof. Following such initial evaluation, HoldCo and the Company may engage with RE Tech to continue to provide ongoing services on terms mutually agreed by HoldCo or the Company and RE Tech.

(d) No Other Services. Except as otherwise expressly set forth in this Agreement, neither the Managers nor any of their respective affiliates will have any obligation to provide services to HoldCo, the Company or any of their respective subsidiaries absent an agreement between one or both of the Managers or their respective relevant affiliate and HoldCo or the Company with respect to the scope of such services and the payment to be made for providing such services. It is further expressly agreed that the Ops Support or any other service provided by the Managers hereunder will not include investment banking or other financial advisory services in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction by HoldCo, the Company or any of their respective affiliates. If it is subsequently agreed that any such services may be provided, the relevant Blackstone entity may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of HoldCo, the Company or any such affiliate, on the one hand, and the relevant Blackstone entity, on the other hand. For the avoidance of doubt, no services under this agreement shall be provided in connection with any public offering of debt or equity securities or otherwise as a broker.

(e) Opportunity to Provide Future Services. If HoldCo, the Company or any of its subsidiaries determines that it is advisable for HoldCo, the Company or such subsidiary to hire a financial advisor, consultant, investment banker or any similar advisor in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction, it will notify the Managers of such determination in writing. Promptly thereafter, upon the request of either Manager, the parties will negotiate in good faith to agree upon appropriate services, compensation, indemnification and other terms upon which HoldCo, the Company or such subsidiary would hire the relevant Blackstone entity to provide such services. However, HoldCo, the Company or such subsidiary will not be required to hire Blackstone or any of its affiliates for such services.

(f) Monitoring of Ongoing Operations and Strategic Transactions. Even in the absence of discrete compensation (and for the avoidance of doubt, HoldCo, the Company and their respective subsidiaries shall not be obliged to pay any such discrete compensation), Blackstone expects to have its investment professionals actively monitor the operations of HoldCo, the Company and their respective subsidiaries, including through regular on-site visits. In addition, Blackstone may from time to time, on behalf of HoldCo or the Company, evaluate strategic transactions and other initiatives that are viewed by Blackstone as potentially being for the benefit of HoldCo or the Company. Whether or not such transactions or initiatives are ultimately consummated or realized, as described below, Blackstone and its affiliates will be entitled to reimbursement from HoldCo and the Company of their Out-of-Pocket Expenses (as defined below) incurred in connection with their efforts in this regard (including in connection with such ongoing monitoring) in accordance with Section 3. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement (but without limiting the payment or reimbursement of Out-of-Pocket Expenses pursuant to Section 3), none of the Managers, Blackstone or any of their respective affiliates shall charge HoldCo, the Company or any of their respective subsidiaries for any (i) management or monitoring fees or (ii) M&A transaction, deal or success fees in connection with the Transactions.

SECTION 3. Reimbursements.

(a) General. HoldCo will pay, or cause to be paid, directly (or else reimburse) each Manager and its respective affiliates (including the funds managed by the Managers or their affiliates, the “Funds”) for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable and documented out-of-pocket costs and expenses incurred by such Manager and its respective affiliates (i) in connection with the Ops Support pursuant to Section 1, (ii) in connection with the general monitoring as well as in connection with the evaluation of strategic transactions or other initiatives, all as contemplated by Section 2(f) above, or (iii) otherwise incurred by such Manager and its affiliates from time to time in the future for the benefit and on behalf of HoldCo, the Company or any of their respective subsidiaries in connection with (x) transactions entered into, or contemplated to be entered into, by HoldCo, the Company or any of their respective subsidiaries, or (y) regulatory filing obligations of HoldCo, the Company or any of their respective subsidiaries or any successor, including in the case of (i) through (iii), without limitation, (A) fees and disbursements of any independent and unaffiliated professionals and organizations, including independent accountants, outside legal counsel and other consultants, retained in connection therewith by any Fund, any Manager or any of their respective affiliates, (B) costs of any outside services or independent contractors such as financial printers, couriers, business publications, online financial services or similar services, retained or used by any Fund, any Manager or any of their respective affiliates in connection therewith, and (C) transportation and per diem cost in connection with travel to and from Blackstone’s offices and other locations on business related to HoldCo, the Company or their respective subsidiaries. All payments or reimbursements for Out-of-Pocket Expenses will be made within 20 days of the request for payment or reimbursement.

(b) Transaction Expenses. In order to facilitate the Transactions, Purchaser, the Managers and/or their respective affiliates may have engaged certain advisors and incurred certain expenses for the benefit of HoldCo and the Company in connection with the Transactions (the “Reimbursable Expenses”). HoldCo and the Company shall reimburse Purchaser (or its designee) for such Reimbursable Expenses, as well as all other reasonable and documented out-of-pocket expenses (which, in the case of air travel, shall be limited to the expenses of travelling on a commercial airline) incurred by Purchaser or its affiliates in connection with the Transactions, including for services provided by advisors engaged by Purchaser or its affiliates in connection with the Transactions. In respect of any such expenses that have not yet been paid, in lieu of Purchaser or its respective designated affiliates being reimbursed, Purchaser may elect to direct HoldCo and the Company to instead pay such expenses directly to the party to whom the expense is owing. Each of HoldCo and the Company expects significant synergistic, operational, financial and strategic benefits from the Transactions and the Reimbursable Expenses. Each of HoldCo and the Company has agreed to pay such Reimbursable Expenses to obtain and achieve certain benefits as a result of the Transactions, including the opportunity to partner with, and benefit from the industry experience of Purchaser and its respective affiliates. For the avoidance of doubt, the reimbursement or payment of the Reimbursable Expenses described in this paragraph does not (i) require a direct transfer of cash from HoldCo or the Company to Purchaser or its designated affiliates for costs that are paid at closing or (ii) modify or alter the terms set forth in the Transaction Agreement with respect to payment of transaction expenses. For costs that have been paid by Purchaser or its affiliates prior to closing, reimbursement by HoldCo or the Company is required to support that HoldCo and the Company bear the economic burden of such costs.

(c) For the avoidance of doubt and notwithstanding anything to the contrary contained herein, any payment or expense reimbursement pursuant to this Section 3 shall be without duplication of any payment or expense reimbursement to the extent actually paid by HoldCo, the Company or any of their respective subsidiaries to any Manager, any Fund or any of their respective affiliates or the Purchaser (or its affiliates or designees) pursuant to that certain Investor Information Agreement, dated as of the date hereof, by and among HoldCo, the Company, Blackstone Capital Partners IX L.P. and Blackstone Private Equity Strategies Fund L.P.

SECTION 4. Tax and Other Information and Reporting Responsibilities.

(a) Tax-Related Information – General. HoldCo will promptly make available to Blackstone all books, records and files of HoldCo, the Company, their respective subsidiaries and any entity (i) which owns, directly or indirectly, all or a portion of the equity of HoldCo or the Company and (ii) in which each of any Fund and HoldCo’s or the Company’s management own, directly or indirectly, all or a portion of the equity (collectively, the “Portfolio Group”) with respect to tax matters as may be reasonably requested by Blackstone and shall use reasonable efforts to comply with any requests by Blackstone for any tax-related information (including any applicable state withholdings) of the Portfolio Group.

(b) Responsibility for Tax Returns. The Company will be responsible for the preparation, signing and filing of all tax returns and the maintenance of all books and records of each member of the Portfolio Group.

(c) Portfolio Company Information. For so long as any Fund directly or indirectly owns equity in HoldCo or the Company and continues to have a reporting obligation with respect thereto, either to investors or to governmental authorities, in order to facilitate (i) Blackstone’s compliance with legal and regulatory requirements applicable to the beneficial ownership by any Fund or any of their respective affiliates of equity securities of HoldCo and/or the Company and (ii) the Managers’ oversight of any Fund’s investment in HoldCo and/or the Company, each of HoldCo and the Company agrees promptly to provide each Manager with such information concerning HoldCo, the Company and their respective subsidiaries, including its finances and operations, as any Manager may from time to time request. In furtherance of the foregoing, each of HoldCo and the Company agrees to provide each Manager, in addition to other information that might be requested by such Manager from time to time, (i) direct access to HoldCo’s, the Company’s and their relevant subsidiaries’ auditors and officers, (ii) the ability to link Blackstone’s systems into HoldCo’s (or its relevant subsidiaries’) general ledger and other systems in order to enable each Manager to retrieve data on a “real-time” basis, (iii) quarter-end reports, in a format to be prescribed by the Managers, to be provided within 30 days after the end of each quarter, (iv) the right to visit and inspect any of the offices and properties of HoldCo, the Company and their respective subsidiaries and inspect the books and records of HoldCo, the Company and their respective subsidiaries, (v) copies of all materials provided to each of HoldCo’s and the Company’s board of directors (or equivalent governing body) at the same time as provided to the directors (or their equivalent) of HoldCo and the Company, (vi) access to appropriate officers and directors of HoldCo and the Company at such times as may be requested by each Manager, as the case may be, for consultation with each Manager with respect to matters relating to the business and affairs of HoldCo, the Company and their respective subsidiaries, (vii) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of HoldCo, the Company or any of their respective subsidiaries, and to provide each Manager with the right to consult with HoldCo, the Company and their respective subsidiaries with respect to such actions, and (viii) flash data, in a format to be prescribed by the Managers, to be provided within ten days after the end of each quarter (all such information so furnished, the “Information”). HoldCo and the Company each agrees to consider, in good faith, the recommendations of each Manager in connection with the matters on which HoldCo or the Company and their respective subsidiaries is consulted as described above. HoldCo and the Company each recognizes and confirms that each Manager (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Ops Support and any other services contemplated by this Agreement or any other agreement with the Company without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

(d) Sharing of Information. Individuals associated with Blackstone or its affiliates may from time to time serve on the boards of directors of HoldCo and the Company and their respective subsidiaries. HoldCo and the Company, on their own behalf and on behalf of their respective subsidiaries, recognize that such individuals (i) will from time to time receive nonpublic information concerning HoldCo, the Company and their respective subsidiaries, and (ii) may share such information with other individuals associated with Blackstone or its affiliates. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors and enabling each Fund, as an equity holder, to better evaluate the Company’s performance and prospects. HoldCo and the Company, on behalf of themselves and their respective subsidiaries, hereby irrevocably consent to such sharing.

(e) In order to receive Data Science Services (as defined below), HoldCo, the Company and their respective subsidiaries agree promptly to provide Blackstone Administrative Services Partnership L.P. and/or one of its affiliates (“BASP”) with such information or data concerning HoldCo, the Company and their respective subsidiaries, including their finances and operations, as BASP may from time to time request. The Company also agrees that each Manager may share any Information obtained in accordance with this Agreement with BASP and that BASP may share information with any Fund and any Manager. The Company represents, warrants and covenants that no Personal Information (as defined below) will be shared by the Company, HoldCo or their respective subsidiaries with BASP pursuant to this Agreement without the prior written consent of BASP. In the event that BASP provides such consent, unless otherwise explicitly agreed between the parties, BASP certifies that it will not (i) sell the Personal Information to third parties; (ii) retain, use or disclose the Personal Information for any purpose other than for the business purposes specified in the Agreement with HoldCo, the Company or their respective subsidiaries, including retaining, using or disclosing the Personal Information for a commercial purpose other than the business purposes specified in the Agreement, or as otherwise required or permitted by applicable law; (iii) retain, use or disclose the Personal Information outside of the direct business relationship between BASP and HoldCo, the Company or their respective subsidiaries; or (iv) combine the Personal Information with personal information BASP receives from or on behalf of a third party (or third parties), provided that BASP may combine the Personal Information as permitted by applicable law. HoldCo, the Company and their respective subsidiaries shall enter into any further agreement reasonably requested by BASP for purposes of compliance with applicable law with respect to Personal Information. In case of any conflict between this Agreement and any such further written agreement with regard to the processing of Personal Information, such further agreement shall prevail. The Company may, subject to BASP’s prior written consent, reasonably monitor BASP’s compliance with its obligations under this Section 4(e) as necessary to comply with applicable law. For purposes of this Agreement, “Data Science Services” means (i) developing raw (unmodified) and derivative data products for potential marketing to the Company’s customers or for other potential uses related to the Company enhancing the products or services the Company provides to its customers, (ii) undertaking investment sourcing, due diligence, and business operational improvement projects at the Company or the Company’s affiliates, or (iii) performing other data analytics or processing services for or on behalf of the Company or the Company’s affiliates, and “Personal Information” means any information relating to an identified or identifiable natural person made available by or on behalf of the Company, HoldCo or their respective subsidiaries to BASP pursuant to the Agreement, including, but not limited to, information that identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual or household. Notwithstanding the foregoing, if any of the above obligations of BASP are required for BASP to be deemed a “service provider” under the California Privacy Rights Act of 2020 (“CPRA”) but are not required for BASP to be deemed a “service provider” under the California Consumer Privacy Act of 2018, then BASP shall not be in breach of this Section 4(e) for failing to perform any such obligations with respect to any Personal Information provided to BASP prior to January 1, 2022. Further, with respect to any Personal Information provided to BASP on or after January 1, 2022, this Agreement hereby incorporates by reference all provisions that are required by the CPRA to be included in any agreement between a “business” and a “service provider” (each as defined in the CPRA).

SECTION 5. Indemnification.

(a) General. Subject to Section 6(d), HoldCo and the Company, on a joint and several basis, shall indemnify and hold harmless each Manager, BASP, their affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, proceedings, investigations, losses, demands, claims, damages, liabilities, costs, charges and expenses (including, without limitation, reasonable and documented attorneys’ fees and expenses and any other reasonable and documented litigation-related expenses), including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with (A) any breach of this Agreement by HoldCo or the Company, (B) the gross negligence, willful misconduct or fraud of the HoldCo, the Company or any of their respective affiliates, officers, directors, employees, agents or representatives, or (C) any third party claims to the extent arising out of or in connection with the Ops Support, Data Science Services or any other services contemplated by this Agreement or any other agreement entered into with the Company or HoldCo or any of their respective affiliates or the engagement of the Managers or BASP pursuant to, and the performance of the Ops Support, Data Science Services or any other services contemplated by this Agreement or any other similar agreement with the Company, HoldCo or any of their respective affiliates, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, demand, suit, investigation or proceeding is initiated, brought or threatened by the Company or any other party. HoldCo and the Company on a joint and several basis shall reimburse any Indemnified Party for all costs and expenses (including reasonable and documented attorneys’ fees and expenses and any other reasonable and documented litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any such pending or threatened action, claim, demand, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any such matter related to or arising therefrom, whether or not such Indemnified Party is a party thereto. The Company and HoldCo each agrees that it shall not, without the prior written consent of the Indemnified Party, directly or indirectly settle, compromise or consent to the entry of any judgment in any pending or threatened action, claim, demand, suit, investigation or proceeding contemplated by this Section 5 (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, known or unknown, without future obligation or prohibition on the part of the Indemnified Party, related to, arising out of or in connection with such action, claim, suit, investigation or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Company and HoldCo will not be liable under the foregoing indemnification provisions with respect to any Liability of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the breach, gross negligence, willful misconduct or fraud of such Indemnified Party. The reasonable and documented attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company or HoldCo as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is judicially determined by a final, non-appealable judgment of a court of competent jurisdiction that the Liabilities in question resulted solely from the breach, gross negligence, willful misconduct or fraud of such Indemnified Party.

(b) Primary, Non-Exclusive Rights. The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which the Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation. In that regard, each of HoldCo and the Company acknowledges and agrees that each of HoldCo and the Company will be fully and primarily responsible for the payment to an Indemnified Party in respect of indemnification or advancement of expenses in connection with any jointly indemnifiable claim (as defined below), pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Party may have from the Indemnitee-related entities (as defined below). Under no circumstance shall either the Company or HoldCo be entitled to any right of subrogation or contribution by the Indemnitee-related entities and no right of advancement or recovery the Indemnified Party may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Party or the obligations of either the Company or HoldCo hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the Indemnified Party in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party against either the Company or HoldCo, and the Indemnified Party shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. Each of the Company and HoldCo and each Indemnified Party agree that each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section 5, entitled to enforce this Section 5 as though each such Indemnitee-related entity were a party to this Agreement.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(i) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which an Indemnified Party shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and each of the Company and HoldCo pursuant to the Delaware General Corporation Law, the Delaware Limited Liability Company Act or the Delaware Revised Uniform Partnership Act, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of either the Company or HoldCo or the Indemnitee-related entities, as applicable.

(ii) The term “Indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, HoldCo or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise an Indemnified Party has agreed, on behalf of the Company or HoldCo or at the Company’s or HoldCo’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described in this Agreement) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, either the Company or HoldCo may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

SECTION 6. Disclaimer, Opportunities, Release and Limitation of Liability.

(a) Disclaimer; Standard of Care. Each of the Managers and BASP makes no representations or warranties, express or implied, in respect of the Ops Support, Data Science Services or any other service to be provided hereunder or under any other agreement with HoldCo or the Company. In no event will any Manager, BASP or any Indemnified Party be liable to HoldCo, the Company or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute a breach, gross negligence, willful misconduct or fraud of such Manager or BASP, as applicable, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that Blackstone and its affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which Blackstone or its affiliates or employees may serve as an advisor, a director or in some other capacity, in recognition that Blackstone and its affiliates have myriad duties to various investors and partners, in anticipation that HoldCo, the Company and their respective subsidiaries, on the one hand, and Blackstone (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, in recognition of the benefits to be derived by HoldCo, the Company and their respective subsidiaries hereunder, and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of HoldCo, the Company and their respective subsidiaries as they may involve Blackstone. Except as Blackstone or the Managers may otherwise agree in writing after the date hereof:

(i) Blackstone and its affiliates shall have the right: (A) directly or indirectly to engage in any business and invest in debt, equity or other securities of, or provide advice to, any company or other entity, including, without limitation, any company, entity, business activities or lines of business that are the same as or similar to those pursued by, or competitive with, HoldCo, the Company and their respective subsidiaries; (B) directly or indirectly to do business with any client or customer of HoldCo, the Company and their respective subsidiaries; (C) to take any other action that Blackstone believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b); and (D) not to present potential transactions, matters or business opportunities to HoldCo, the Company or any of their respective subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another person.

(ii) Blackstone and its affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to HoldCo, the Company or any of their respective affiliates or to refrain from any actions specified in Section 6(b)(i) hereof, and HoldCo and the Company, on their own behalf and on behalf of their affiliates, hereby irrevocably waives any right to require Blackstone or any of its affiliates to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Neither Blackstone nor any of its affiliates shall be liable to HoldCo, the Company or any of their respective affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s participation therein.

(c) Release. Each of HoldCo and the Company hereby irrevocably and unconditionally releases and forever discharges Blackstone, each Manager, BASP and their respective affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives from any and all liabilities, claims, causes of action, demands, actions, suits or proceedings related to, arising out of or in connection with the Ops Support, Data Science Services or any other services contemplated by this Agreement or any other agreement with HoldCo or the Company or the engagement of the Managers or BASP pursuant to, and the performance of the Ops Support, Data Science Services or any other services contemplated by, this Agreement or any other agreement with HoldCo or the Company that HoldCo or the Company may have, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes a breach, gross negligence, willful misconduct or fraud as determined by a final, non-appealable determination of a court of competent jurisdiction.

(d) Limitation of Liability. In no event will any Manager, BASP, any Indemnified Party, HoldCo or the Company be liable for (i) any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), related to, arising out of or in connection with the Ops Support, Data Science Services or any other services contemplated by this Agreement or any other agreement among the foregoing parties or the engagement of either Manager or BASP pursuant to, and the performance of the Ops Support, Data Science Services or any other services contemplated by, this Agreement or any other agreement that HoldCo or the Company may have, or may claim to have, with any Blackstone entity on or after the date hereof, except with respect to any act or omission that constitutes gross negligence, willful misconduct or fraud as determined by a final, non-appealable determination of a court of competent jurisdiction (provided, that, with respect to the liability of HoldCo and/or the Company, the foregoing shall not limit such damages to the extent such damages are awarded pursuant to a final, non-appealable determination of a court of competent jurisdiction for third-party claims) or (ii) in the case of the Managers, BASP and the Indemnified Parties, an amount in excess of the fees actually paid to the applicable Manager, BASP or the relevant Blackstone entity hereunder or under any other applicable agreement, except in the case of any such damages arising in connection with (x) gross negligence, willful misconduct or fraud of any Manager, BASP or any Indemnified Party, (y) breaches of Section 7(j) or (z) any party being required to pay any amounts in excess of such limit to a third party, in which case such damages under clauses (x), (y) and (z) in the aggregate shall not exceed three (3) times the total amount actually paid to the applicable Manager, BASP or the relevant Blackstone entity by HoldCo, the Company or any of their respective subsidiaries under this Agreement or other agreements entered into by HoldCo, the Company or any of their respective subsidiaries contemplated by this Agreement.

SECTION 7. Miscellaneous.

(a) Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Notices. Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by email with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to a Manager:

c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
Attention:	Peter Wallace
Michael Staub
Devon Rinker
Email:	[email address]

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Attention:	Elizabeth A. Cooper
Michael Chao
Erica Egenes
Email:	[email address]

if to HoldCo or the Company:

Jersey Mike’s Holdco, LLC
Jersey Mike’s Franchise Systems, LLC
c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
Attention:	Peter Wallace
Michael Staub
Devon Rinker
Email:	[email address]

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Attention:	Elizabeth A. Cooper
Michael Chao
Erica Egenes
Email:	[email address]

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by email, in each case with confirmed receipt and (ii) one business day after being sent by overnight courier.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(e) Consent to Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees than any action, directly or indirectly, arising out of, under or relating to this Agreement or the Transactions shall exclusively be brought in the Delaware Court of Chancery sitting in Wilmington, Delaware (the “Court of Chancery”) and shall exclusively be heard and determined by the Court of Chancery, unless the Court of Chancery determines that it does not then have subject matter jurisdiction over such action, in which case any such action shall then exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this paragraph (e), (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement, the Transactions or the services contemplated hereby.

(f) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by HoldCo or the Company without the prior written consent of the Managers; provided, however, that any Manager may assign or transfer its duties or interests hereunder to any of its affiliates at the sole discretion of such Manager. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that each Manager and its respective affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Sections 3, 4, 5 and 6 hereof, as applicable.

(g) Counterparts. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(i) Payments. Each payment made by HoldCo or the Company pursuant to this Agreement shall be paid by wire transfer of immediately available funds to such account or accounts as specified by the applicable Manager or the relevant recipient to the Company prior to such payment.

(j) Confidentiality. Without the prior written consent of the Managers, HoldCo and the Company will not, and will not permit its parent holding company to, in either case directly or indirectly, disclose to any other person (other than employees and directors) this Agreement or the terms hereof or any of the terms, conditions or other facts with respect to any services provided hereunder, except such disclosure that, upon the advice of counsel, must be made in order to comply with applicable law, regulation or legal or judicial process. The term “person” as used in this letter agreement will be interpreted broadly to include the media and any corporation, company, group, partnership or other entity or individual.

(k) Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(l) Independence of the Managers. For the avoidance of doubt, the services to be provided under this Agreement (and any other agreements discussed herein) will be provided by the Managers or their affiliated designees in their independent capacities. Nothing in this Agreement (or any other agreements discussed herein) is intended to create, nor creates, any relationship, express or implied, among any parties beyond the explicit parties hereto, except pursuant to Section 7(f) above.

[Signature Pages Follow]

The undersigned have executed, or have caused to be executed, this Administrative Services Agreement as of the date first written above.

BLACKSTONE MANAGEMENT PARTNERS L.L.C.

By:	/s/ Peter Wallace
Name: Peter Wallace
Title: Senior Managing Director

BLACKSTONE PRIVATE INVESTMENTS ADVISORS L.L.C.

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Chief Financial Officer

The undersigned have executed, or have caused to be executed, this Administrative Services Agreement as of the date first written above.

JERSEY, MIKE’S HOLDCO, LLC

By:	/s/ Peter Cancro
Name: Peter Cancro
Title: President, Chief Executive Officer, Secretary and Treasurer

JERSEY_MIKE’S FRANCHISE SYSTEMS, LLC

By:	/s/ Peter Cancro
Name: Peter Cancro
Title: President, Chief Executive Officer, Secretary and Treasurer